Exhibit 99.1

BESICORP GROUP INC.
News Release

                                                           For Immediate Release

Contact: Dan Roher, Roher Public Relations 212-986-6668

                  MICHAEL F. ZINN RETURNS AS HEAD OF BESICORP

  KINGSTON, NY, May 12, 1998 -- Michael F. Zinn has accepted an invitation from the Board of Directors of Besicorp Group Inc. to resume his position as chairman of the board, president, and chief executive officer effective immediately. (AMEX Emerging Company Marketplace - BGI.EC)

  The Board of Directors set forth its reasons in the following statement directed to its shareholders, employees and their families, customers, vendors, business partners, other associates, and the public at large:

  "Besicorp Group Inc. has today asked Michael F. Zinn to return to the company as chairman of the board, president, and chief executive officer and resume leadership of the company he founded 22 years ago, and which he successfully led during the entire period prior to his recent incarceration. A businessman with a vision, he has shown how a company can prosper while making a positive contribution to the protection of the Earth's environment.

  "Under Michael's leadership, Besicorp has become a worldwide company known and respected as a pioneer and leader in independent power development and solar technology. Besicorp was started with very little capital and is now a highly valued company whose shares are traded on the American Stock Exchange.

  "In making its determination, the Board considered the effects that Mr. Zinn's historical leadership has had upon Besicorp's development and profitability, and upon its future potential to provide employment opportunities and economic growth to the communities in which it does business, as well as to continue to build shareholder value. Under the leadership of Mr. Zinn, Besicorp has benefited the Mid-Hudson Valley region by directly employing on average 80 persons over the last several years in a wide variety of professions including manufacturing, sales, engineering, development, finance and administration, and created employment for hundreds of additional persons in power plant construction, operations, and maintenance in New York State.

  "Moreover, Besicorp is engaged in a technically and financially complex industry involving business transactions with major multinational companies. This demands experienced and dedicated leadership of the highest quality. While the Board wishes to acknowledge the excellent job that the management team has done over the past six months in a complex business environment fraught with many challenging circumstances, in our considered judgment there is no more qualified person than Mr. Zinn to lead this company.

  "For these reasons the Board of Directors of Besicorp Group Inc. has unanimously resolved and voted to extend an invitation to Michael F. Zinn to return as chairman of the board, president, and chief executive officer."

  Mr. Zinn was released from confinement on May 8, 1998 having served a six-month sentence for violating the law governing election campaign contributions in 1992. Mr. Zinn maintains that he did not knowingly violate the law.

  Michael J. Daley, who has been with Besicorp for over 10 years and who was chairman of the board, president, chief executive officer, and chief financial officer for the past six months will continue with the company as director, executive vice president and chief financial officer.

  Besicorp specializes in the development of independent power projects and energy technologies.
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